Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 17, 2022 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal year and fourth quarter ended September 30, 2022.

Revenue for Fiscal 2022 totaled $2.8 billion, a 25% increase compared to the $2.3 billion in the prior year.

As a result of a non-cash impairment charge of $454.8 million, net of tax, or $8.43 per share, taken in the fiscal 2022 fourth quarter, and other items that affect comparability in both 2022 and 2021, loss from continuing operations in 2022 was $287.7 million, or $5.57 per share, compared to income from continuing operations of $70.3 million, or $1.32 per share, in the prior year. The non-cash impairment charge related to goodwill and indefinite lived intangible assets in our Consumer and Professional Products (“CPP”) segment. Current year adjusted income from continuing operations was $219.8 million, or $4.07 per share, compared to $89.7 million, or $1.68 per share, in the prior year (see the Reconciliation of Income (loss) from Continuing Operations to Adjusted Income from Continuing Operations for details).

Adjusted EBITDA from continuing operations for Fiscal 2022 totaled $458 million, increasing 86% from the prior year of $246 million. Adjusted EBITDA from continuing operations excluding unallocated amounts (primarily corporate overhead) of $54 million in 2022 and $50 million in 2021, totaled $512 million in 2022, increasing 73% from the prior year of $297 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (for a reconciliation of “Adjusted EBITDA”, a non-GAAP measure, to income before taxes from continuing operations, see the attached table).

Revenue for the fourth quarter totaled $709 million, increasing 24% from $570 million in the prior year.

As a result of the non-cash impairment charge taken in the fiscal 2022 fourth quarter, and other items that affect comparability in both 2022 and 2021, loss from continuing operations in the fourth quarter was $415.4 million, or $7.97 per share, compared to income from continuing operations of $12.6 million, or $0.24 per share, in the prior year quarter. The non-cash impairment charge of $454.8 million, net of tax, or 8.31 per share, related to goodwill and indefinite lived intangible assets in our CPP segment. Current year fourth quarter Adjusted income from continuing operations was $59.7 million, or $1.09 per share compared to $17.7 million, or $0.33 per share, in the prior year fourth quarter (see the Reconciliation of Income (loss) from Continuing Operations to Adjusted Income from Continuing Operations for details).
Adjusted EBITDA from continuing operations for the fourth quarter totaled $125 million, increasing 135% from the prior year quarter of $53 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $14.2 million in 2022 and $13.4 million in 2021, totaled $139 million in 2022, increasing 109% from the prior year quarter of $67 million.

Strategic Alternatives Process Update
On May 16, 2022, Griffon announced that its Board of Directors initiated a process to review a comprehensive range of strategic alternatives to maximize shareholder value including a sale, merger, divestiture, recapitalization or other strategic transaction. This process is active and discussions with potential counterparties are ongoing with respect to a number of these options. The Committee on Strategic Considerations, a committee comprised of independent directors who serve on Griffon's Board, is overseeing the process and working with Griffon's management and Goldman Sachs & Co. LLC, the Company's financial advisor. There is no assurance that the process will result in any transaction being entered into or consummated.

2023 Outlook
We expect 2023 revenue of $2.95 billion and adjusted EBITDA of at least $500 million excluding unallocated costs of $56 million and approximately $16 million of retention and other costs related to the strategic review process.

We expect fiscal year 2023 free cash flow, which includes capital expenditures of $50 million, to exceed net income. Depreciation and amortization are expected to be $72 million, of which $22 million is amortization.

We expect net interest expense of approximately $92 million for fiscal 2023 based on current interest rates.

Our expected normalized continuing operations tax rate is approximately 29%. As is always the case, geographic earnings mix and any legislative action, including new guidance on tax reform matters, may impact rates.

Given the ongoing review of strategic alternatives, Griffon will not be hosting a conference call in connection with its annual and fourth quarter results. For further details and discussion of our financial performance, please refer to our SEC filings.

Ronald J. Kramer, Chairman and Chief Executive Officer, commented “Our record operating performance reflects the cumulative strategic actions we have taken to strengthen Griffon, positioning the company for increased profitability and continuing to build shareholder value. Our team has done an excellent job in a challenging macroeconomic operating environment.

Griffon’s results were driven by strength in the Home and Building Products segment. Favorable price realization and mix drove record revenue and EBITDA. Strong commercial volume was partially offset by reduced residential volume, due to the impacts of labor and supply chain disruptions.

Consumer and Professional Products experienced reduced volume in the North American and United Kingdom markets due to slowing consumer demand and rebalancing of customer inventory levels, partially offset by price realization across the segment, increased volume in Australia, and the contribution of Hunter Fan.

Regarding 2023, we expect revenue of $2.95 billion and at least $500 million of EBITDA before unallocated costs. For Home and Building Products, we expect a moderate decline in sales and EBITDA margin due to reduced residential demand and inflationary effects. For Consumer and Professional Products, we expect increased total sales and EBITDA driven by a full year contribution of Hunter Fan. Further we expect consumer demand and customer inventory levels to normalize in the second half of the fiscal year, along with typical seasonal weather. We expect the company’s net debt to EBITDA leverage to continue to decline from its current 2.9x.

We are ongoing in our strategic considerations review and are determined to deliver on our commitment to close the value gap between the price of our stock and the value of our business through a sale, merger, recapitalization or strategic transaction."

Segment Operating Results
Consumer and Professional Products
CPP revenue in 2022 totaling $1.34 billion, increased $112 million, or 9% compared to 2021 primarily resulting from a 20% or $246.5 million contribution from the Hunter acquisition, and price and mix of 11%. These benefits were partially offset by a 20% reduction in volume primarily from reduced consumer demand and rebalancing of customer inventory levels in North America and the United Kingdom (U.K.), in part offset by Australia. Foreign exchange was 2% unfavorable.

CPP Adjusted EBITDA in 2022 totaling $99 million, decreased $16 million, or 14% compared to 2021. The current year includes EBITDA of $43.6 million from the Hunter acquisition. Excluding the Hunter contribution, EBITDA decreased 52% primarily due to the unfavorable impact of the reduced volume noted above and the related impact on manufacturing absorption, and increased material, labor and transportation costs, partially offset by the benefits of price and mix. The year ended September 30, 2022 included increased demurrage and detention costs, primarily related to COVID and global supply chain disruptions, of approximately $15.2 million, ($9.5 million related to Hunter).

CPP revenue in the current quarter totaling $285 million, increased $3 million, or 1% from the prior year quarter resulting from a 25% or $69.9 million contribution from the Hunter acquisition, and price and mix of 8%. These benefits were partially offset by a 29% reduction in volume primarily from reduced consumer demand and rebalancing of customer inventory levels in North America and the U.K., in part offset by Australia. Foreign exchange was 3% unfavorable

CPP Adjusted EBITDA in the current quarter totaling $7 million, decreased $9 million, or 57% from the prior year quarter. The current quarter included EBITDA of $12.5 million from the Hunter acquisition. Excluding the Hunter contribution, EBITDA decreased 135% primarily due to the reduced volume noted above and the related impact on manufacturing absorption, and increased U.S. material, labor and transportation costs, partially offset by the benefits of price and mix. The current quarter ended September 30, 2022 included increased demurrage and detention costs primarily related to COVID and global supply chain disruptions, of approximately $1.7 million, primarily related to Hunter.

Home and Building Products ("HBP")
HBP revenue in 2022 totaling $1.5 billion, increased $466 million, or 45%, compared to 2021, primarily due to favorable pricing and mix of 47% driven by both residential and commercial. Total volume decreased 2%, primarily due to labor and supply chain disruptions impacting residential deliveries, partially offset by increased commercial volume.

HBP Adjusted EBITDA in 2022 totaling $413 million, increased $232 million, or 128%, compared to 2021. EBITDA benefited from the increased revenue noted above, partially offset by increased material, labor and transportation costs.

HBP revenue in the current quarter totaling $424 million, increased $136 million, or 47% from the prior year quarter, due to favorable pricing and mix of 45% driven by both residential and commercial, and increased commercial volume of 2%.

HBP Adjusted EBITDA in the current quarter totaling $132 million, increased $82 million, or 162% from the prior year quarter, primarily from the increased revenue noted above, partially offset by increased material, labor and transportation costs.

Taxes
The Company reported a Loss before tax from continuing operations for the year ended September 30, 2022, and Income before tax from continuing operations for the year ended September 30, 2021 and recognized tax provisions reflecting effective income tax rates of 6.2% and 36.1%, respectively. Excluding discrete and certain other tax provisions, net and items that affect comparability, the effective tax rates for the years ended September 30, 2022 and 2021 were 29.0% and 31.7%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2022, the Company had cash and cash equivalents of $120 million and total debt outstanding of $1.57 billion, resulting in net debt of $1.45 billion. Leverage, as calculated in accordance with our credit agreement, was 2.9x net debt to EBITDA. Borrowing availability under the revolving credit facility was $290 million subject to certain loan covenants. Capital expenditures were $42 million for the year ended September 30, 2022.

During the year ended September 30, 2022, Griffon purchased $25.2 million of 2028 Senior Notes in the open market at a weighted average discount of 91.82% of par, or $23.2 million.

As of September 30, 2022, Griffon had $58 million remaining under its Board of Directors authorized share repurchase program. There were no share purchases under these authorizations in fiscal 2022.

On July 20, 2022, Griffon paid a $2.00 per share special dividend to shareholders of record as of July 8, 2022. The special dividend, combined with the four $0.09 quarterly dividends, resulted in total fiscal 2022 dividends paid of $2.36 per share.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, the outcome of our strategic alternatives review process, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies. Statements in this Form 10-K that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: the impact of the strategic alternatives review process announced in May 2022, any transaction that may result from that process and the possibility that the process may not result in any transaction; current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19, or some other future pandemic, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•Home and Building Products ("HBP") conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, non-cash impairment charges, restructuring charges, debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income (loss) before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Year Ended September 30,
REVENUE	2022	2021	2022	2021

Consumer and Professional Products	$284,787	$281,779	$1,341,606	$1,229,518
Home and Building Products	424,156	288,424	1,506,882	1,041,108
Total revenue	$708,943	$570,203	$2,848,488	$2,270,626

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2022	2021	2022	2021
ADJUSTED EBITDA
Consumer and Professional Products	$6,877	$16,149	$99,308	$115,673
Home and Building Products	132,120	50,430	412,738	181,015
Total Segments	138,997	66,579	512,046	296,688
Unallocated amounts, excluding depreciation*	(14,164)	(13,394)	(53,888)	(50,278)
Adjusted EBITDA	124,833	53,185	458,158	246,410
Net interest expense	(23,179)	(15,762)	(84,164)	(62,735)
Depreciation and amortization	(17,637)	(13,258)	(64,658)	(52,302)
Goodwill and intangible impairments	(517,027)	—	(517,027)	—
Restructuring charges	(4,391)	(6,756)	(16,782)	(21,418)
Debt extinguishment, net	758	—	(4,529)	—
Acquisition costs	—	—	(9,303)	—
Strategic review - retention and other	(6,463)	—	(9,683)	—
Special dividend ESOP charges	(10,538)	—	(10,538)	—
Proxy expenses	—	—	(6,952)	—
Fair value step-up of acquired inventory sold	—	—	(5,401)	—
Income (loss) before taxes from continuing operations	$(453,644)	$17,409	$(270,879)	$109,955
* Primarily Corporate Overhead

	For the Three Months Ended September 30,		For the Year Ended September 30,
DEPRECIATION and AMORTIZATION	2022	2021	2022	2021
Segment:
Consumer and Professional Products	$13,731	$8,833	$47,562	$34,433
Home and Building Products	3,761	4,275	16,539	17,370
Total segment depreciation and amortization	$17,492	$13,108	$64,101	$51,803
Corporate	145	150	557	499
Total consolidated depreciation and amortization	$17,637	$13,258	$64,658	$52,302

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and twelve month periods ended September 30, 2022 and 2021:

(in thousands)	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2022	2021	2022	2021
Gross Profit, as reported	$249,800	$155,869	$936,886	$641,113
% of revenue	35.2%	27.3%	32.9%	28.2%
Adjusting items:
Restructuring charges	2,745	3,350	7,964	7,923
Fair value step-up of acquired inventory sold	—	—	5,401	—
Gross Profit, as adjusted	$252,545	$159,219	$950,251	$649,036
% of revenue	35.6%	27.9%	33.4%	28.6%

(in thousands)	For the Three Months Ended September 30,		For the For the Twelve Months Ended September 30,
	2022	2021	2022	2021
Selling, general and administrative expenses, as reported	166,349	123,392	608,926	470,530
% of revenue	23.5%	21.6%	21.4%	20.7%
Adjusting items:
Restructuring charges	(1,646)	(3,406)	(8,818)	(13,495)
Acquisition costs	—	—	(9,303)	—
Strategic review - retention and other	(6,463)	—	(9,683)	—
Proxy expenses	—	—	(6,952)	—
Special dividend - ESOP	(10,538)	—	(10,538)	—
Selling, general and administrative expenses, as adjusted	$147,702	$119,986	$563,632	$457,035
% of revenue	20.8%	21.0%	19.8%	20.1%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
Revenue	$708,943	$570,203	$2,848,488	$2,270,626
Cost of goods and services	459,143	414,334	1,911,602	1,629,513
Gross profit	249,800	155,869	936,886	641,113

Selling, general and administrative expenses	166,349	123,392	608,926	470,530
Goodwill and intangible asset impairments	517,027	—	517,027	—
Total operating expenses	683,376	123,392	1,125,953	470,530

Income (loss) from continuing operations	(433,576)	32,477	(189,067)	170,583

Other income (expense)
Interest expense	(23,268)	(15,805)	(84,379)	(63,175)
Interest income	89	43	215	440
Debt extinguishment, net	758	—	(4,529)	—
Other, net	2,353	694	6,881	2,107
Total other expense, net	(20,068)	(15,068)	(81,812)	(60,628)

Income (loss) before taxes from continuing operations	(453,644)	17,409	(270,879)	109,955
Provision (benefit) for income taxes	(38,283)	4,785	16,836	39,653
Income (loss) from continuing operations	$(415,361)	$12,624	$(287,715)	$70,302

Discontinued operations:
Income (loss) before taxes from operations of discontinued businesses	(1,432)	6,564	116,345	10,121
Provision from income taxes	39	3,297	20,188	1,212
Income (loss) from discontinued operations	(1,471)	3,267	96,157	8,909
Net income (loss)	$(416,832)	$15,891	$(191,558)	$79,211

Basic earnings per common share:
Income (loss) from continuing operations	$(7.97)	$0.25	$(5.57)	$1.38
Income (loss) from discontinued operations	(0.03)	0.06	1.86	0.18
Basic earnings (loss) per common share	$(8.00)	$0.31	$(3.71)	$1.56
Weighted-average shares outstanding	52,109	50,981	51,672	50,830

Diluted earnings per common share:
Income (loss) from continuing operations	$(7.97)	$0.24	$(5.57)	$1.32
Income (loss) from discontinued operations	(0.03)	0.06	1.86	0.17
Diluted earnings (loss) per common share	$(8.00)	$0.30	$(3.71)	$1.48
Weighted-average shares outstanding	52,109	53,560	51,672	53,369

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021

Net income (loss)	$(416,832)	$15,891	$(191,558)	$79,211
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(23,827)	(8,589)	(37,920)	6,433
Pension and other post retirement plans	(501)	13,600	1,503	17,796
Gain (loss) on cash flow hedge	(454)	449	(344)	1,886
Total other comprehensive income (loss), net of taxes	(24,782)	5,460	(36,761)	26,115
Comprehensive income (loss), net	$(441,614)	$21,351	$(228,319)	$105,326

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share)

	At September 30, 2022	At September 30, 2021
CURRENT ASSETS
Cash and equivalents	$120,184	$248,653
Accounts receivable, net of allowances of $12,137 and $8,787	361,653	294,804
Inventories	669,193	472,794
Prepaid and other current assets	62,453	76,009
Assets of discontinued operations held for sale	—	275,814
Assets of discontinued operations not held for sale	1,189	605
Total Current Assets	1,214,672	1,368,679
PROPERTY, PLANT AND EQUIPMENT, net	294,561	290,222
OPERATING LEASE RIGHT-OF-USE ASSETS	183,398	144,598
GOODWILL	335,790	426,148
INTANGIBLE ASSETS, net	761,914	350,025
OTHER ASSETS	21,553	21,589
ASSETS OF DISCONTINUED OPERATIONS	4,586	3,424
Total Assets	$2,816,474	$2,604,685
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$12,653	$12,486
Accounts payable	194,793	260,038
Accrued liabilities	171,797	144,928
Current portion of operating lease liabilities	31,680	29,881
Liabilities of discontinued operations held for sale	—	81,023
Liabilities of discontinued operations	12,656	3,280
Total Current Liabilities	423,579	531,636
LONG-TERM DEBT, net	1,560,998	1,033,197
LONG-TERM OPERATING LEASE LIABILITIES	159,414	119,315
OTHER LIABILITIES	190,651	109,585
LIABILITIES OF DISCONTINUED OPERATIONS	4,262	3,794
Total Liabilities	2,338,904	1,797,527
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 84,746 and 84,375, respectively.	21,187	21,094
Capital in excess of par value	627,982	602,181
Retained earnings	344,060	669,998
Treasury shares, at cost, 27,682 common shares and 27,762 common shares, respectively.	(420,116)	(416,850)
Accumulated other comprehensive loss	(82,738)	(45,977)
Deferred compensation	(12,805)	(23,288)
Total Shareholders’ Equity	477,570	807,158
Total Liabilities and Shareholders’ Equity	$2,816,474	$2,604,685

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income (loss)	$(191,558)	$79,211
Net income from discontinued operations	(96,157)	(8,909)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	64,658	52,302
Fair value write-up of acquired inventory sold	5,401	—
Stock-based compensation	33,135	20,088
Goodwill and intangible asset impairments	517,027	—
Asset impairment charges - restructuring	4,831	6,655
Provision for losses on accounts receivable	1,416	501
Amortization of deferred financing costs and debt discounts	3,775	2,640
Debt extinguishment, net	4,529	—
Deferred income tax	(56,706)	13,763
(Gain)/ loss on sale/disposal of assets and investments	(469)	231
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable	(20,662)	(7,002)
Increase in inventories	(106,753)	(154,515)
Increase in prepaid and other assets	(20,005)	(9,598)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(96,372)	72,773
Other changes, net	13,150	1,668
Net cash provided by operating activities - continuing operations	59,240	69,808
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(42,488)	(36,951)
Acquired business, net of cash acquired	(851,464)	(2,242)
Proceeds (payments) from investments	14,923	(17,211)
Proceeds from sale of business	295,712	—
Proceeds from sale of property, plant and equipment	90	237
Net cash used in investing activities - continuing operations	(583,227)	(56,167)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(126,677)	(17,139)
Purchase of shares for treasury	(10,886)	(3,357)
Proceeds from long-term debt	1,058,909	20,912
Payments of long-term debt	(511,194)	(27,833)
Financing costs	(17,065)	(571)
Other, net	258	(257)
Net cash provided by (used) in financing activities - continuing operations	393,345	(28,245)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	10,198	41,961
Net cash provided by (used in) investing activities	(2,627)	6,751
Net cash provided by discontinued operations	7,571	48,712
Effect of exchange rate changes on cash and equivalents	(5,398)	(3,544)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(128,469)	30,564
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	248,653	218,089
CASH AND EQUIVALENTS AT END OF PERIOD	$120,184	$248,653
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$78,274	$60,781
Cash paid for taxes	80,264	41,216

Griffon evaluates performance based on Earnings per share and Net income excluding non-cash impairment charges, restructuring charges, debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income (loss) from continuing operations to Adjusted income from continuing operations and Earnings (loss) per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Years Ended September 30,
	2022	2021	2022	2021
Income (loss) from continuing operations	$(415,361)	$12,624	$(287,715)	$70,302
Adjusting items:
Restructuring charges	4,391	6,756	16,782	21,418
Debt extinguishment, net	(758)	—	4,529	—
Acquisition costs	—	—	9,303	—
Strategic review - retention and other	6,463	—	9,683	—
Special dividend ESOP charges	10,538	—	10,538	—
Proxy expenses	—	—	6,952	—
Fair value step-up of acquired inventory sold	—	—	5,401	—
Goodwill and intangible asset impairments	517,027	—	517,027	—
Tax impact of above items[1]	(67,216)	(1,659)	(76,627)	(5,287)
Discrete and other certain tax provisions	4,574	26	3,913	3,245
Adjusted income from continuing operations	$59,658	$17,747	$219,786	$89,678

Earnings (loss) per common share from continuing operations	$(7.97)	$0.24	$(5.57)	$1.32

Adjusting items, net of tax:
Anti-dilutive share impact[2]	0.38	—	0.24	—
Restructuring charges	0.06	0.10	0.23	0.30
Debt extinguishment, net	(0.01)	—	0.06	—
Acquisition costs	—	—	0.15	—
Strategic review - retention and other	0.09	—	0.13	—
Special dividend ESOP charges	0.15	—	0.15	—
Proxy expenses	—	—	0.10	—
Fair value step-up of acquired inventory sold	—	—	0.07	—
Goodwill and intangible asset impairments	8.31	—	8.43	—
Discrete and other certain tax provisions	0.08	—	0.07	0.06
Adjusted earnings per share from continuing operations	$1.09	$0.33	$4.07	$1.68
Weighted-average shares outstanding	52,109	53,560	51,672	53,369
Diluted weighted average shares outstanding[2]	54,725	53,560	53,966	53,369
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) Tax impact for the above reconciling adjustments from GAAP to non-GAAP Income from continuing operations and the related EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(2) In fiscal 2022, Loss from continuing operations is calculated using basic shares on the face of the income statement. Per share impact of using diluted shares represents the impact of converting from the basic shares used in calculating earnings per share from the Loss from continuing operations to the diluted shares used in calculating earnings per share from the adjusted income from continuing operations.